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                                                                   Exhibit 10.11





                       TELEDYNE TECHNOLOGIES INCORPORATED
                 PENSION EQUALIZATION/BENEFIT RESTORATION PLAN

                            As of November 29, 1999


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         PURPOSE

         The purpose of the Teledyne Technologies Incorporated Pension Equalization/Benefit Restoration Plan is to provide certain corporate employees of Teledyne Technologies Incorporated who participate in qualified pension and profit sharing plans with benefits and retirement income equal to that which they would have received (i) but for the limitations imposed on plans which are qualified within the meaning of Section 401(a) of the Code by Sections 401(a)(17), 401(k), 401(m), 402(g) or 415 of the Internal Revenue Code of 1986,
as amended, and (ii) but for participation in the Teledyne Technologies Incorporated Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan"), by supplementing, on an unfunded basis, amounts payable under such qualified plans with amounts paid under this Plan.

         Allegheny Ludlum Corporation and, thereafter, Allegheny Teledyne Incorporated ("ATI") sponsored a Benefit Restoration Plan for several years prior to the spin off of the Corporation from ATI. At that time, the Corporation adopted this Plan, permitted each participant in the Prior Plan hired by the Corporation to participate in this Plan and credited each such person with an initial balance equal to his or her balance under the Prior Plan.

         ARTICLE I. DEFINITIONS

         1.01 "Administrator" shall mean the person or committee appointed by the Board for such purpose under Article VI.

         1.02 "Code" shall mean the Internal Revenue Code of 1986, as the same shall be amended from time to time.

         1.03 "Corporation" shall mean Teledyne Technologies Incorporated, a Delaware corporation.

         1.04 "Defined Benefit Portion" shall mean that portion of this Plan that relates to restoration of benefits under the Pension Plan.

         1.05 "DCP" shall mean the Teledyne Technologies Incorporated Executive Deferred Compensation Plan.

         1.06 "Defined Contribution Portion" shall mean that portion of this Plan which relates to the restoration of aggregate benefits under the Teledyne Technologies Incorporated 401(k) Plan or such other Defined Contribution Plan in effect from time to time.

         1.07 "Employee" shall mean any employee of the Corporation.

         1.08 "Limitations" shall mean any limitation, with respect to a qualified plan, within the meaning of Section 401(a) of the Code, on the amount of contributions or the accrual or payment of benefits to or on behalf of a Participant as imposed under Section 401(a)(17), Section 401(k),



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Section 401(m), Section 402(g), Section 415 and/or under any other Section of the Code hereinafter adopted which shall be the successor of any of them or have the effect of any of them.

         1.09 "Matching Contributions" shall mean the contributions made by the Corporation under the Defined Contribution Portion.

         1.10 "Participant" shall mean any Employee who meets the conditions for participation set forth in Article III.

         1.11 "Pension Plan" shall mean the Teledyne Technologies Incorporated Pension Plan, as in effect as of the relevant time, or its predecessor the Allegheny Teledyne Incorporated Pension Plan.

         1.12 "Plan" shall mean this Teledyne Technologies Incorporated Pension Equalization/ Benefit Restoration Plan.

         1.13. "Prior Plan" shall mean the Allegheny Teledyne Incorporated Benefit Restoration Plan.

         ARTICLE II. EFFECTIVE DATE

         The Effective Date of this Plan is November 29, 1999.

         ARTICLE III. PARTICIPATION

         3.01 Group Eligible to Participate. Participation is limited to that group of highly compensated Employees eligible to participate in the Annual Incentive Program, or a successor plan as in effect from time to time comparable to the Annual Incentive Plan or its successor.

         3.02 Contributions by Participants. Participants shall not be permitted to make contributions in any form to this Plan.

         ARTICLE IV. DEFINED BENEFIT PORTION

         4.01 Restoration of Pension Plan Benefits. In respect of each Participant who participates or participated in the Pension Plan, the Corporation agrees to pay to the Participant, without requirement for Participant contribution upon his retirement, a retirement benefit equal to the difference between (a) and (b):

         (a) the maximum life annuity to which the participant would be entitled under the Pension Plan upon his or her retirement determined (i) without regard to the Limitations and (ii) by including as compensation for purposes of the Pension Plan formula for benefits, as if paid in the year deferred, Participant deferrals under the DCP; less




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         (b)  the life annuity which is actually paid to the participant under the Pension Plan after giving effect to the Limitations.

Notwithstanding any provision to the contrary, each participant who was a participant in the Prior Plan shall be a Participant in this Plan with a Defined Benefit Portion balance no less at any given time than his or her balance under the Prior Plan.

         4.02 Elections and Calculations. Any election made by a Participant pursuant to the Pension Plan relating to his benefit thereunder shall be deemed an election hereunder and the Participant shall be deemed to have made the same election hereunder without requirement of additional elections. All calculations pursuant to the Defined Benefit Portion shall be consistent with those used in determining benefits under the Pension Plan, including, but not limited to, calculation of actuarial equivalents for optional forms of benefits and reductions for early payment.

         4.03 Reports. The Corporation may, but shall not be required to, send reports from time to time to each Participant regarding the amounts to which he is entitled under this Plan.

         4.04 Payment of Restored Defined Benefit Portion Benefits. When a Participant retires within the meaning of the Pension Plan or dies, the Corporation shall pay to the Participant or his or her beneficiary, as the case may be, the amounts determined under this Article IV in the same manner, at the same times and frequencies and subject to the same terms and conditions (except as set forth herein) which the Participant's benefits are paid under the Pension Plan.

         ARTICLE V. DEFINED CONTRIBUTION PORTION

         5.01 Restoration of Savings Portion. The applicable, if any, of the following amounts shall be credited to a Participant's Defined Contribution
Portion:

         (a) Restoration of Deferrals for Effect of Limitations. In the event a Participant is deferring or contributing the maximum amount then permitted under the Limitations and such contributed amount is less than the amount which could be deferred or contributed by the Participant to the Corporation's defined contribution plan as then in effect without regard to the Limitations, the Participant's Defined Contribution Portion shall be credited with an amount equal to the difference between (i) the amount which would have been contributed as a Corporation matching contribution without regard to the Limitations and (ii) the amount actually contributed on the Participant's behalf as matching contributions.

         (b) Restoration of Matching Contributions for Participation in the DCP. A Participant's Defined Contribution Portion shall be credited with an amount equal to the amount of Matching Contributions the Participant would have received on his or her deferrals, if any, to the DCP if such deferrals under the DCP were compensation for purposes of the Corporation's defined contribution plan as then in effect, the Participant



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              contributed at the same rate with respect to the DCP deferrals as the rate then elected by the Participant for the defined contribution plan and the Limitations did not apply.

         5.02 Earnings. Balances in Participant's Defined Contribution Portion shall be credited with earnings as of the last day of each calendar year at the rate then in effect under one of the investment funds offered under the defined contribution plan as determined from time to time by the Committee.

         5.03 Accounting. The Administrator shall establish on its records, for bookkeeping purposes, an account for each Participant receiving credits under this Deferred Contribution Portion to record the amount credited as contributions under Section 5.01 and earnings, if any, pursuant to Section 5.02. The Administrator shall post any contributions to such bookkeeping account within thirty (30) days of the date a contribution would have been made to the appropriate of the Plans under this Article V. The Administrator shall respond to any inquiry of any Participant concerning the status of his account within thirty (30) days of receipt thereof.

         5.04 No Withdrawals or Loans. No withdrawals of or loans against any balance under the Plan may be made at any time by a Participant.

         5.05  Payment of Restored Defined Contribution Portion Benefit.

         (a) Death. In the event of a Participant's death, his then balance in his or her Defined Contribution Portion (including any Corporation contributions for such calendar year pursuant to Section 5.01 whether or not then actually made, net of withholding of applicable federal, state and local taxes) shall be distributed in a single cash payment to his beneficiary designated pursuant to the Corporation's defined contribution plan as then in effect as soon as administratively feasible after the Administrator receives notice of such death.

         (b) Disability, Retirement or Other Severance from Service. In the event of the Participant's Disability, Retirement or other severance from service, his then balance in his or her Defined Contribution Portion (including Corporation contributions for such calendar year pursuant to Section 5.01 whether or not then actually made, net of withholding or applicable federal, state and local income tax) shall be distributed in a single cash payment to him as soon as administratively feasible after the Administrator receives notice of such event; provided, however, with the consent of the Administrator, the Participant may elect in the tax year of the Participant prior to the tax year in which the distribution is then due to be made or to commence to receive such amount at a later time and/or in a different form of payment.

         ARTICLE VI. ADMINISTRATION

         6.01 Administration. The Plan shall be administered by the Administrator appointed for such purpose by the Board who shall have the power and duty to interpret the Plan and to make such rules and regulations as the Administrator, in its discretion, shall deem appropriate. The



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Administrator may retain such experts, consultants, or advisors as it, in its discretion deems necessary or appropriate to the administration of the Plan and/or may delegate to the Corporation or to employees of Corporation such duties as it may deem necessary or appropriate. Any determination of the Administrator shall be final, conclusive and binding for all parties.

         ARTICLE VII. AMENDMENT AND TERMINATION

         The Corporation shall have the right to amend or terminate this Plan at any time; provided that no amendment shall be made which would have the effect of decreasing the amount payable to any Participants hereunder.

         ARTICLE VIII. ASSIGNMENT

         No benefit or other right under or created by this Plan shall be assignable by any Participant or the Participant's beneficiary by pledge or otherwise. Any attempt to assign, pledge or otherwise dispose of or anticipate benefits under this Plan shall be void.

         ARTICLE IX. BENEFITS UNFUNDED

         The benefits provided under this Plan shall be unfunded. All payments of benefits hereunder shall be made by the Corporation from general assets and the Corporation will not be obligated to establish any special or separate fund or make other segregation of assets to assure the payment of any benefits hereunder. In the event the Corporation establishes any fund or segregation, no party who is or becomes entitled to receive amounts hereunder shall have any right to assert any claim, levy or lien thereon or assert any right thereto unless such right is specifically set forth in writing. The rights of any party to receive payments of any benefits hereunder shall be no greater than the rights of an unsecured creditor of the Corporation.

         ARTICLE X. MISCELLANEOUS

         10.01 Applicable Law. This Plan shall be governed by, and construed in accordance with, the law of the State of California, except with regard to its principles of conflicts of laws or to the extent that the law of the State of California shall have been specifically preempted by federal law.

         10.02 Incapacity of Recipient of Benefits. If any person entitled to receive benefits hereunder shall be physically or mentally incapable of receiving or acknowledging receipt of any payment of benefits, the Corporation, upon the receipt of satisfactory evidence that such incapacitated person is so incapacitated and that another person or institution is maintaining him or her and that no guardian or committee has been appointed for him or her, may provide for such payment of benefits hereunder to such person or institution maintaining him or her, and such payments so made shall be deemed for every purpose to have been made to such incapacitated person.



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         10.03 Liability of Officers and Directors of the Corporation. No past, present or future officer or director of the Corporation shall be personally liable to any Participant, beneficiary or other person under any provision of this Plan.

         10.04 Assets Owned by the Corporation. Nothing contained herein shall be deemed to give any Participant or his beneficiary any interest in any specific property of the Corporation or any right except to receive such distributions as are expressly provided for in this Plan.

         10.05 Withholding. The payment of any benefits under this Plan shall be net of any federal, state and local taxes that the Corporation is required to withhold.

         10.06 Meaning of Certain Words. As used herein any gender shall include all other genders and the singular shall include the plural and the plural shall include the singular in all cases where such meaning would be appropriate. The terms "herein", "hereto", "hereunder", and the like shall be deemed to refer to this Plan as a whole and not to any particular paragraph or other subdivision of this Plan.











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